UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 16, 2015

FXCM Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34986	27-3268672
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

55 Water Street, FL 50, New York, NY, 10041
(Address of Principal Executive Offices) (Zip Code)

(646) 432-2986
 (Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 16, 2015, FXCM Holdings, LLC (“Holdings”), a majority owned, controlled and consolidated subsidiary of FXCM Inc. (the “Company”), and FXCM Newco, LLC (“Newco”), a newly-formed wholly-owned subsidiary of Holdings, entered into a credit agreement (the “Credit Agreement”) with Leucadia National Corporation (“Leucadia”), as administrative agent and lender, and a related financing fee agreement (the “Fee Letter”).  On January 16, 2015, in connection with the Credit Agreement and the Fee Letter, the Company, Holdings, Newco and Leucadia also entered into an agreement (the “Letter Agreement”) that, among other things, sets the terms and conditions upon which the Company, Holdings and Newco will pay in cash to Leucadia and its assignees a percentage of the proceeds received in connection with certain transactions.  In connection with this transaction, Holdings formed Newco and contributed all of the equity interests owned by Holdings in its subsidiaries to Newco.  On January 19, 2015, the Company issued a press release (the “Press Release”) which included, among other things, a summary of certain terms of the Credit Agreement, the Fee Letter and the Letter Agreement.

As the Company disclosed in the Press Release, the parties were in the process of finalizing certain terms to Credit Agreement, the Fee Letter and the Letter Agreement.  The parties continue to finalize the terms of such agreements.  The parties have reached an agreement in principle with respect to terms of an Amended and Restated Credit Agreement, an Amended and Restated Fee Letter, and an Amended and Restated Letter Agreement (the “Amended Agreements”), which are subject to finalization by the parties.  The Company intends to file an amendment to this Form 8-K with the final Amended Agreements.  The summary set forth in this Form 8-K describes the material terms of the Amended Agreements.

Terms of the Amended Agreements, as applicable, that may be deemed to materially differ from the terms previously disclosed in the Press Release are identified in this Form 8-K under the headings “Summary of Certain Clarifications or Changes to the Letter Agreement” and “Summary of Certain Clarifications or Changes to the Credit Agreement and the Fee Letter.”

The information set forth below under Item 2.03 of this Current Report on Form 8-K with respect to the Amended and Restated Credit Agreement and the Amended and Restated Fee Letter is hereby incorporated by reference into this Item 1.01.

Amended and Restated Letter Agreement

The Amended and Restated Letter Agreement provides, among other things, that Holdings and Newco will pay in cash to Leucadia and its assignees a percentage of the proceeds received in connection with certain transactions, including sales of assets (subject to certain limited exceptions), dividends or distributions, the sale or indirect sale of Newco (whether by merger, stock purchase, sale of all or substantially all of Newco’s assets or otherwise), the issuance of any debt (subject to certain limited exceptions) or equity securities, and other specified non-ordinary course events, such as certain tax refunds and litigation proceeds.

The Amended and Restated Letter Agreement allocates proceeds as follows:

Aggregate amount of proceeds	Leucadia	FXCM Holdings
Amounts due under Leucadia term loan, including fees	100%	0%
Next $350 million	50%	50%
Next amount equal to 2 times the balance outstanding on the term loan and fees as of April 16, 2015, such amount not to be less than $500 million or more than $680 million	90%	10%
All aggregate amounts thereafter	60%	40%

In addition to the payments above, Leucadia and its assignees are entitled to tax distributions in the event that they are allocated income by Newco as a result of their rights under the Letter Agreement.  If any such tax distributions are made, the amount of such distributions reduce the payments to be made to Leucadia and its assignees pursuant to the allocation described above (other than with respect to the repayment of the loan).

In addition, the Amended and Restated Letter Agreement provides that beginning in three years and thereafter, upon the request of Leucadia or its assignees, the Company, Holdings and Newco will cause the sale of Holdings, Newco and/or any of their respective subsidiaries’ assets or equity interests for cash at the highest reasonably available price.  Upon the occurrence of such event, Newco will pay Leucadia and its assignees in accordance with the methodology described above.

In the event of a change of control, at the request of Leucadia or its assignees, Holdings and Newco will be required to pay Leucadia and its assignees in cash a one-time payment equal to the fair market value of their contractual rights pursuant to the Amended and Restated Letter Agreement.  For this purpose change of control is generally defined as an event or series or events by which (i) a person or group acquires 40% or more of the voting interests of the Company, (ii) the Company and the existing members of Holdings cease to own 90% of the equity interests of Holdings, (iii) the Company ceases to be the sole managing member of Holdings, (iv) Holdings ceases to be the sole member of Newco or (v) subject to certain exceptions, a majority of the members of the Company’s board of directors cease to be directors during a 12 month period.

The Amended and Restated Letter Agreement will terminate upon the earlier of (i) a change of control of Newco so long as Holdings and Newco have complied with their respective obligations described in the immediately preceding paragraph or (ii) the consummation of a sale of Holdings or Newco pursuant to a sale requested by Leucadia or its assignees as described above.

The Amended and Restated Letter Agreement includes a variety of restrictive covenants binding on Holdings and Newco, including, but not limited to: limitations on their ability to amend their organizational documents; limitations on their ability to dispose of assets; limitations on the incurrence of liens; limitations on the incurrence of debt by subsidiaries; and limitations on transactions with affiliates, without the prior consent of Leucadia and its assignees.  In addition, there are restrictions on the Company’s ability to issue equity securities other than the issuance of equity awards to employees in the ordinary course of business.  The Amended and Restated Letter Agreement further provides that Holdings and Newco shall pay all of Leucadia’s expenses incurred in connection with the negotiation, execution and administration of such agreement.

Summary of Certain Clarifications or Changes to the Letter Agreement

Set forth below are terms of the Amended and Restated Letter Agreement that may be deemed to materially differ from the terms of the Letter Agreement:

●
The Amended and Restated Letter Agreement added that beginning in three years and thereafter, upon the request of Leucadia or its assignees, the Company, Holdings and Newco will cause the sale of Holdings, Newco and/or any their respective subsidiaries’ assets or equity interests for cash at the highest reasonably available price.  Under the Letter Agreement, this provision only applied to the sale of Newco.

●
The Amended and Restated Letter Agreement provides for the termination of the agreement in certain circumstances as described above under the heading “Summary of Amended and Restated Letter Agreement.”

●
The events upon which Newco and Holdings would be required to pay in cash to Leucadia and its assignees a percentage of the proceeds were clarified to include: the issuance of any debt or equity securities; and specified non-ordinary course events, such as certain tax refunds and litigation proceeds.

●	The Amended and Restated Letter Agreement incorporates restrictive covenants set forth in the Credit Agreement.

●
The Amended and Restated Letter Agreement includes restrictions on the ability of the Company to issue equity securities as described above under the heading “Summary of Amended and Restated Letter Agreement.”

●
The Amended and Restated Letter Agreement provides that Leucadia and its assignees are entitled to tax distributions in certain circumstances as summarized above under the heading “Summary of Amended and Restated Letter Agreement.”

●
The Amended and Restated Letter Agreement provides for the reimbursement by Holdings and Newco of Leucadia’s expenses incurred in connection with the negotiation, execution and administration of such agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Amended and Restated Credit Agreement, dated January 23, 2015, provides for a $300 million term loan made by Leucadia to Holdings and Newco (the “Borrowers”).  The net

proceeds of the loan (approximately $279 million) were used to repay existing debt and replaced capital in the Company’s regulated entities to cover negative client balances and pay down outstanding revolving debt.  Holdings’ prior revolving credit agreement with Bank of America, N.A. was repaid in full and terminated.

The Amended and Restated Credit Agreement is subject to various conditions and terms such as requiring mandatory prepayments, including from proceeds of dispositions, condemnation and insurance proceeds, debt issuances, equity issuances, and capital contributions. The Amended and Restated Credit Agreement requires monthly payments of the term loan from proceeds received during the immediately preceding calendar month from accounts receivable related to customer debit balances. The loan may be voluntarily prepaid by the Borrowers without penalty.

The loan matures on January 16, 2017.  The obligations under the Amended and Restated Credit Agreement are guaranteed by certain wholly-owned unregulated domestic subsidiaries of the Company and are secured by substantially all of the assets of Holdings and certain subsidiaries of the Company, including a pledge of all of the equity interests in certain of Holdings’ domestic subsidiaries and 65% of the voting equity interests in certain of its foreign subsidiaries.

The loan has an initial interest rate of 10% per annum, increasing by 1.5% per annum each quarter for so long as it is outstanding, but in no event exceeding 20.5% per annum (before giving effect to any applicable default rate).  Under certain circumstances, a default interest rate will apply on all obligations during the event of default at a per annum rate equal to 2% above the applicable interest rate.

The Amended and Restated Credit Agreement requires the Borrowers to pay, in accordance with the Amended and Restated Fee Letter, a deferred financing fee in an amount equal to $10 million, with an additional fee of up to $30 million becoming payable in the event the aggregate principal amount of the term loan outstanding on April 16, 2015 is greater than $250 million or the deferred financing fee of $10 million (plus interest) has not been paid on or before such date.

The Amended and Restated Credit Agreement includes a variety of restrictive covenants, including, but not limited to: limitations on the ability to merge, dissolve, liquidate, consolidate or sell, lease or otherwise transfer all or substantially all assets; limitations on the incurrence of liens; limitations on the incurrence of debt by subsidiaries; limitations on the ability of Newco to make distributions in respect of its equity interests including distributions to pay interest due on the Company’s convertible notes and limitations on transactions with affiliates, without the prior consent of the lender.  The Amended and Restated Credit Agreement also provides for events of default, including, among others: non-payments of principal and interest; breach of representations and warranties; failure to maintain compliance with the other covenants contained in the Amended and Restated Credit Agreement; default under other material debt; the existence of bankruptcy or insolvency proceedings; insolvency; and a change of control.

Summary of Certain Clarifications or Changes to the Credit Agreement and the Fee Letter

Set forth below are terms of the Amended and Restated Credit Agreement and the Amended and Restated Fee Letter that may be deemed to materially differ from the terms of the Credit Agreement and the Fee Letter:

●	The per annum cap on the interest rate of the loan was corrected to 20.5% from 17% to reflect the 1.5% per quarter increase in the interest rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FXCM INC.
By:	/s/ Robert Lande
	Name:	Robert Lande
	Title:	Chief Financial Officer

Date:  January 23, 2015